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                                                                     EXHIBIT 5.1

                           Long Aldridge & Norman LLP
                              One Peachtree Center
                           303 Peachtree Street, N.E.
                                   Suite 5300
                             Atlanta, Georgia 30308


                                 March 13, 1998



Board of Directors
The Profit Recovery Group International, Inc.
2300 Windy Ridge Parkway
Suite 100, North
Atlanta, Georgia 30339-8426

     Re:  The Profit Recovery Group International, Inc.
          Registration Statement on Form S-3

Ladies and Gentlemen:

     We have acted as counsel to The Profit Recovery Group International, Inc., a Georgia corporation (the "Company"), and certain shareholders of the Company (the "Selling Shareholders") in connection with the proposed offering by the Company and the Selling Shareholders of up to 5,060,000 shares (the "Shares") of common stock, no par value per share (the "Common Stock"), of the Company, including assistance in the preparation of a Registration Statement on Form S-3 (Registration No. 333-46225) (the "Registration Statement") and the filing thereof with the Securities and Exchange Commission (the "Commission"). Of the Shares being offered, up to 2,000,000 Shares are being issued and sold by the Company and up to 3,060,000 Shares are being sold by the Selling Shareholders (including up to 660,000 Shares subject to a 30-day over-allotment option (the "Over-Allotment Option") to be granted by certain of the Selling Shareholders to BancAmerica Robertson Stephens, Hambrecht & Quist L.L.C. and The Robinson-Humphrey Company, L.L.C., as underwriters (the "Underwriters").

     The opinion hereinafter set forth is given to the Company pursuant to Item 16 of Form S-3 and Item 601(b)(5) of Regulation S-K. The only opinion rendered by this firm consists of the matters set forth in numbered paragraphs (1) and
(2) below (our "Opinion"), and no other opinion is implied or to be inferred beyond such matter. Additionally, our Opinion is based upon and subject to the qualifications, limitations and exceptions set forth in this letter.

     Our Opinion is furnished for the benefit of the Company solely with regard to the Registration Statement, may be relied upon by the Company only in connection with the
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The Profit recovery Group International, Inc.
March 13, 1998
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Registration Statement and may not otherwise be relied upon, used, quoted or referred to by or filed with any other person or entity without our prior written permission.

     In rendering our Opinion, we have examined such agreements, documents, instruments and records as we deemed necessary or appropriate under the circumstances for us to express our Opinion, including, without limitation, the Amended and Restated Articles of Incorporation of the Company; the Amended and restated Bylaws of the Company; minutes and consent actions of proceedings of the Board of Directors and the shareholders of the Company; the form of underwriting agreement to be entered into among the Company and the Underwriters (the "Underwriting Agreement") and minutes of proceedings of the Board of Directors of the Company, dated October 15, 1997, and an Action by Consent duly adopted by the Board of Directors of the Company on March 7, 1998, authorizing, approving and ratifying the preparation and filing of the Registration Statement and the sale of the Shares. In making all of our examinations, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to the original documents of all documents submitted to us as copies, and the due execution and delivery of all documents by any persons or entities other than the Company and the Selling Shareholders where due execution and delivery by such persons or entities is a prerequisite to the effectiveness of such documents.

     As to various factual matters that are material to our Opinion, we have relied upon the factual statements set forth in a certificate of officers of the Company and certificates of public officials. We have not independently verified or investigated, nor do we assume any responsibility for, the factual accuracy or completeness of such factual statements.

     Members of this firm are admitted to the Bar of the State of Georgia and are duly qualified to practice law in that state. Because the Company is organized under, and the subject of our Opinion therefore is governed by, the Business Corporation Code of the State of Georgia (the "Georgia Code"), we do not herein express any opinion concerning any matter respecting or affected by any laws other than laws set forth in the Georgia Code that are now in effect and that, in the exercise of reasonable professional judgment, are normally considered in transactions such as the offering and sale of the Shares. The Opinion hereinafter set forth is based upon pertinent laws and facts in existence as of the date hereof, and we expressly disclaim any obligation to advise you of changes to such pertinent laws or facts that hereafter may come to our attention.

     Based upon and subject to the foregoing, we are of the Opinion that:

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The Profit Group International, Inc.
March 13, 1998
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      (1)  the 2,000,000 Shares to be issued and sold by the Company, when issued, sold and delivered in accordance with the Underwriting Agreement against payment in full of the purchase price therefor, will be validly issued, fully paid and nonassessable; and

      (2) the 3,060,000 Shares to be sold (including up to 660,000 Shares to be sold by certain of the Selling Shareholders pursuant to the Over-Allotment Option) are duly authorized, validly issued, fully paid and nonassessable.

      We hereby consent to the filing of this Opinion as an exhibit to the Registration Statement and to the reference to this firm under the heading "Legal Matters" in the Prospectus forming a part of the Registration Statement.


                                       Very truly yours.

                                       /s/ Long Aldridge & Norman LLP

                                       LONG ALDRIDGE & NORMAN LLP